Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John Call	Bobbi Chaville
	Senior Vice President &	Senior Director, Investor Relations
	Chief Financial Officer	(925) 965-4289
	(925) 965-4315	Email: bobbi.chaville@ros.com

ROSS STORES REPORTS JULY SAME STORE SALES GAIN OF 4%

     Pleasanton, California, August 7, 2008 -- Ross Stores, Inc. (Nasdaq: ROST) today reported sales of $499 million for the four weeks ended August 2, 2008, an 11% increase over the $450 million in sales for the four weeks ended August 4, 2007. Same store sales for the four weeks ended August 2, 2008 rose 4% from the prior year period.

     For the 13 weeks ended August 2, 2008, sales were $1.640 billion, a 14% increase over the $1.445 billion in sales reported for the 13 weeks ended August 4, 2007. Comparable store sales for the 13 weeks ended August 2, 2008 rose 6%.

     For the six months ended August 2, 2008, sales increased 12% to $3.197 billion, up from $2.855 billion for the six months ended August 4, 2007. Comparable store sales for the six months ended August 2, 2008 grew 5%.

     Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “Our July same store sales results were at the high end of our forecast for a 2% to 4% increase. Our solid performance for the month and the quarter was driven mainly by our ability to offer compelling bargains on fresh and exciting name brand fashions for the family and the home. We believe that the tax rebate checks and favorable weather also benefited sales somewhat during the quarter. For July, Dresses, Accessories and Home were the strongest merchandise categories, while Texas and the Mid-Atlantic were the best-performing markets.”

     Mr. Balmuth continued, “Based on our above plan sales and favorable gross margin trends in the second quarter, we now estimate that earnings per share for the 13 weeks ended August 2, 2008 will be $.53 to $.54, compared to our prior range of $.51 to $.53, and $.37 for the second quarter ended August 4, 2007. Looking ahead, we plan to provide sales and earnings guidance for the back half of the year with our second quarter earnings release and conference call on Wednesday, August 20th.”

     Additional recorded information concerning today’s press release and the Company’s future outlook can be accessed by calling 706-645-9291, PIN #50663642 from 8:30 a.m. Eastern time on August 7, 2008 through 8:00 p.m. Eastern time on August 8, 2008. A transcript of these comments is available at www.rossstores.com.

     The Company expects to report August 2008 sales results on Thursday, September 4th.

     Forward-Looking Statements: This press release and the recorded comments on our website contain forward-looking statements regarding expected sales and earnings levels and our stock repurchase program that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The estimated earnings per share for the second quarter ended August 2, 2008 are preliminary and subject to adjustments. The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include, without limitation, competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from uncertainty in mortgage credit markets and higher gas and commodity prices; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the development and implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; potential pressure on freight costs from higher-than-expected fuel surcharges; and obtaining acceptable new store locations. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K for fiscal 2007 and Form 10-Q and 8-K’s for fiscal 2008. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., a Fortune 500 company headquartered in Pleasanton, California, is the nation’s second largest off-price retailer with fiscal 2007 revenues of $6.0 billion. As of August 2, 2008, the Company operated 888 Ross Dress for Less® (“Ross”) stores and 55 dd’s DISCOUNTS® locations, compared to 817 Ross and 45 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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